FRI PROPERTY
OPTION AGREEMENT

THIS AGREEMENT is made effective as of the day of May 31, 2005.

BETWEEN:

QUICKSILVER VENTURES (NEVADA) INC. a company incorporated under the laws of Nevada and having a corporate address at Suite 1204-700 West Pender Street, Vancouver, B.C.,

V6C 1G8

(hereinafter called "Optionee")

OF THE FIRST PART

AND:

GERALD W. BAUGHMAN AND FABIOLA BAUGHMAN,  both of P.0 Box 18127, Reno, Nevada, 89511, U.S.A.

(hereinafter called the "Optionor")

OF THE SECOND PART

THIS AGREEMENT WITNESSES that in consideration of the sum of US $20,000 now paid by the Optionee to the Optionor and the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.0

DEFINITIONS

1.1.

"Area of Interest" means the area contained within one mile of the boundaries of the Property as constituted on the date of signing the Agreement.

1.2.

"Effective Date" means the date of this Agreement.

1.3

"Expenditures" means all direct and indirect expenses incurred on or for the benefit of the Property or the Area of Interest, together with any and all costs, fees, and expenses that may be paid to obtain a Feasibility Study or other engineering or other studies or reports on or with respect to the Property. For greater certainty Expenditures shall include without limitation the costs, fees and expenses of (i) obtaining and maintaining title (including associated surface, access and water rights, expenses ,referred to in Section 3.3, (ii) conducting geological, geochemical, geophysical, and environmental diligence and obtaining necessary authorizations and permits; (iii) reasonable charges by the Optionee for services provided by geologists or others in the employment of the Optionee in evaluating the Property; and (iv) a management fee equal to 10% of all Expenditures except the fee referred to in this clause (iv) provided that in the case of individual contracts or invoice's greater than $100,000 such fee shall be 5% of such contract or invoice.

1.4

"First Anniversary", "Second Anniversary", "Third Anniversary", "Fourth Anniversary" "Fifth Anniversary" and "Sixth Anniversary" means respectively the first, second, third, fourth, fifth and sixth anniversary of the execution of this Agreement.

1.5

"First Year Commitments" means the 25,000 shares to be issued by the Optionee upon regulatory approval and $20,000 in cash to be paid by the Optionee on execution of this Agreement.

1.6

"Force Majeure" means any cause beyond the Optionee's reasonable control, including law or regulation, action or inaction of civil or military authority, interference by Natives, Native rights groups, environmentalists or other activists, inability to obtain any licence, permit or other authorization that may be required, unusually severe weather, fire, explosion, flood, insurrection, riot, labour dispute, inability after diligent effort to obtain workmen or material, delay in transportation and acts of God, but not including lack of funds.

1.7

"NSR" means the net smelter return royalty defined in Exhibit B of this Agreement.

1.8

"Operations" includes any and every kind of work which the Optionee in its sole discretion elects to do or to have done on or in respect of the Property or the Area of Interest or the products derived therefrom and all expenditures in respect of or incidental to such work. "Option" has the meaning assigned to it in Section 2.1.

1.9

"Property" means the unpatented lode mining claims described in Exhibit A to this Agreement, all of which are located in Nye County, Nevada, subject to any deletions therefrom by operation of Section 3.4 and additions thereto by operation of Article 14 and any mining leases or other forms of mineral tenure, which replace the same.

1.10

"Shares" means common shares of the Optionee or its assigns.

1.11

"5" means United States dollars unless otherwise stated.

1.12

Attached to and forming part of this Agreement are the following Exhibits:

Exhibit A

Property

Exhibit B

NSR definition

2.0

OPTION

2.1.

In consideration of the $20,000 paid by the Optionee to the Optionor, the Optionor hereby grants to the Optionee the sole and exclusive right and option (the "Option") exercisable in the manner described in Section 5, to acquire a 100% undivided interest in the Property and in all right, title and interest in and to the Property which the Optionor now has or may hereafter acquire free and clear of all liens, charges, encumbrances, security interests and adverse claims, except the 2V-2% NSR referred to in Article 4 of this Agreement.

The Optionor hereby grants to the Optionee, its servants, agents and independent contractors, during the currency of the Option, the sole and exclusive right and option to:

2.2.1.

enter upon and have immediate possession of the Property;

2.2.2.

carry out Operations on the Property as the Optionee may in its sole discretion determine;

2.2.3.

bring and install on the Property and remove from time to time such buildings, plant, machinery, equipment, tools, appliances and supplies as the Optionee may deem necessary; and

2.2.4.

remove from the Property reasonable quantities of rocks, ores, minerals and metals and to transport same for the purpose of sampling, testing and assaying.

3.0

TITLE

3.1.

Title to the Property will remain in the name of the Optionor during the term of the Option but the Optionor will, at the request of the Optionee, provide duly executed transfer documents in a form sufficient to transfer the Property to the Optionee to be held in escrow pending exercise of the Option. Upon exercise of the Option by the Optionee the Optionor shall deliver to the Optionee duly executed transfers of the Property in recordable form in favour of the Optionee, free and clear of all liens, charges, encumbrances, security interests and adverse claims other than the NSR royalty in favour of the Optionor.

3.2

The Optionor will, at the request of the Optionee prior to exercising the Option and while this Agreement is in good standing, record the Optionee's interest by registering a memorandum or short form notice of this Agreement in the BLM.

3.3

If the title of the Optionor to the Property is now or at any time hereafter materially deficient, materially defective or materially encumbered in any way not expressly contemplated hereby then, without limiting the Optionee's rights and remedies provided hereunder or by law, such material deficiency, material defect or material encumbrance may be remedied or removed by the Optionee in which event the cost and related expenses thereof may at the Optionee's option be deducted from any amounts or payments which may be or become due or payable to the Optionor hereunder or may be credited against the Expenditures. Because the payments set forth herein are predicated upon the Optionor owning the interests in the Property shown on Exhibit A, if the Optionor's title to that part of the Property from which minerals are being produced or are to be produced is less than the interests shown on Exhibit A, the Optionee shall have the right, without waiving any other rights it may have hereunder, to reduce all payments to be made to the Optionor hereunder to the same proportion thereof as the rights and title actually owned by the Optionor bear to the interests shown on Exhibit A. If the Optionor is determined to have a lesser interest, any overpayments made to the Optionor may be recovered by the Optionee by offset against future payments due to the Optionor or by other means available to the Optionee at law.

3.4

The Optionee may at any time and from time to time abandon, surrender, allow to lapse, reduce the area of _or otherwise deal with any part or parts of the Property as it may determine (collectively, "Property Termination"), by giving the Optionor notice no less than 30 days prior to the date of such Property Termination or by failing to provide the Optionor with the notice and payment referred to in paragraph 3.5 of this Agreement.

Upon there being a Property Termination the Optionor will immediately provide the Optionee with a recordable release and reconveyance if the Optionee surrenders any of the unpatented mining claims which comprise the Property and if requested by the Optionor the Optionee will immediately deliver to the Optionor duly executed transfers of the part or parts of the Property so intended to be part of the Property Termination. Any part or parts of the Property so dealt with shall cease to be included in the Property and shall cease to be subject to this Agreement for all purposes, including without limitation Section 9.3.1.

3.5

The Optionee shall, in respect to each mining claim comprising the Property:

 3.5.1

provide the Optionor, 60 days prior to the date BLM fees are due each year during the term of the Option, with a written notice confirming the Optionee's intention to hold such mining claims and undertaking to pay the BLM fees in respect to such mining claims that are due 60 days following; and

3.5.2

pay by the date which is 30 days prior to the date the BLM fees are due, the BLM fees due in respect to such mining claims.

4.0

NSR ROYALTY

4.1.

Subject to paragraph 4.2 the Optionor shall retain a 2 1/2% NSR in respect to the Property.

4.2.

At any time during the term of this Option Agreement or at any time after the Optionee has exercised the Option, the Optionee may purchase a 11/2% NSR (ie 60% of the Optionor's 21/2% NSR) from the Optionor for $3,000,000.

5.0

REQUIREMENTS TO EXERCISE THE OPTION

5.1

In order to exercise the Option the Optionee must:

5.1.1.

pay to the Optionor $285,000 in cash as follows:

Upon execution of this Agreement	$20,000
On May 31, 2006	$40,000
On May 31, 2007	$45,000
On May 31, 2008	$50,000
On May 31, 2009	$55,000
On May 31, 2010	$75,000
TOTAL	$285,000

5.1.2.

cause Keegan Resources Ltd. to issue to the Optionor-500,000 Shares as follows:

Upon regulatory approval	25,000
On May 31, 2006	100,000
On May 31, 2007	45,000
On May 31, 2008	75,000
On May 31, 2009	75,000
On May 31, 2010	180,000
TOTAL:	500,000

5.1.3.

incur Expenditures of no less than $3,000,000 by the Sixth Anniversary of this Agreement as follows:

Prior to the First Anniversary	$70,000
Prior to the Second Anniversary	$230,000
Prior to the Third Anniversary	$300,000
Prior to the Fourth Anniversary	$400,000
Prior to the Fifth Anniversary	$1,000,000
Prior to the Sixth Anniversary	$1,000,000
TOTAL:	$3,000,000

6.0

ACCELERATION , FORCE MAJEURE AND CHANGE OF SHARE STRUCTURE

6.1.

The Optionee may pre-pay any or all of the payments contemplated by Sections 5.2.1, issue at any time ahead of schedule any of the Shares required to be issued pursuant to Section 5.2.2 and may accelerate any or all of the Expenditures contemplated by Section 5.2.3. The Optionee may at any time from time to time pay to the Optionor money in lieu of incurring Expenditures under Sections 5.2.3, in which event the Optionee shall be deemed to have incurred additional Expenditures in the same amount as the amount of any such payment. Any excess payments or Expenditures incurred in any calendar year will be carried forward and applied as a credit against the payment or Expenditures, as the case may be, to be made in the next succeeding year or years.

6.2

If from time to time the Optionee is prevented by Force Majeure from incurring Expenditures in the amounts and times provided in Sections 5.2.3, then the Optionee shall have such additional time as is reasonable in the circumstances to incur Expenditures in such amounts and times, the amount of such additional time not to exceed the duration of the Force Majeure. The Optionee shall provide notice to the Optionor of the commencement of any Force Majeure together with the details of the circumstances constituting Force Majeure and shall provide the the Optionor with notice of termination of Force Majeure. The Optionee shall diligently and in good faith prosecute any application for license, permit or other authorization, the ability of which to obtain is the basis for the Force Majeure event.

6.3

Upon the occurrence of any one or more events involving the capital reorganization, consolidation, subdivision or reclassification of the common shares in the capital of the Optionee, or the merger, amalgamation or other corporate combination of the Optionee with one or more other entities, or of any other events in which new securities of any kind or nature are issued or delivered in exchange for the common shares in the capital stock of the Optionee as constituted on the date hereof ("Fundamental Changes") then, at the time of any issuance of any of the Optionee's shares pursuant . to this agreement taking place after such Fundamental Change, and in lieu of issuing and delivering the Optionor shares which, but for such Fundamental Change and this provisions, would have been issued and delivered, the Optionee (or its successor) will issue and/or deliver instead such number of new securities as would have been issued and/or delivered to the Optionor as a result of the Fundamental Change in exchange for those the Optionee shares which the Optionor would have held if such issuance had occurred prior to the occurrence of the Fundamental Change.

7.0

PERFORMANCE OF WORK

7.1.

In exercising its rights under Section 2.2 the Optionee shall comply with all applicable laws, rules and regulations and shall carry out Operations in a good and miner-like manner in accordance with all applicable governmental regulations and restrictions.

7.2.

The Optionee shall defend, indemnify and save harmless the Optionor from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever which may be brought or made against the Optionor by any person, firm or corporation and all loss, cost, damages, expenses and liabilities which may be suffered or incurred by the Optionor arising out of or in connection with or in any way referable to, whether directly or indirectly, the entry on, presence on, or activities on the Property or the approaches thereto by the Optionee or its servants or agents including without limitation bodily injuries or death at any time resulting therefrom or damage to property, unless and to the extent due to the acts or omissions of the Optionor or its servants or agents.

7.3.

The Optionor shall at all reasonable times during the currency of the Option have access to the Property on reasonable notice to the Optionee, provided that the Optionor shall not interfere with the Optionee's operations hereunder and that the Optionee shall be under no liability to the Optionor for any personal injuries including death or for any damage to the property of the Optionor unless such injury or damage is due to the gross negligence or wilful default of the Optionee, its servants or agents.

7.4.

The Optionee shall, at its sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least Two Million Dollars ($2,000,000) per occurrence for injuries to or death of person, One Million Dollars ($1,000,000) per occurrence for property damage, and with a contractual liability endorsement insuring the Optionee's performance of the Optionee's indemnity obligations of this Agreement and naming the Optionor as an additional insured.

8.0

VESTING OF INTEREST

8.1.

Upon the Optionee complying with the provisions of Article 5 and the Optionee delivering to the Optionor not later than the Sixth Anniversary a notice in writing stating that the Optionee wishes to acquire a 100% undivided interest in the Property, subject to the 21/2% NSR in favour of the Optionor, the Optionee shall without any further payment or action be deemed to have exercised the Option and it will thereupon acquire and be deemed to have acquired and be vested with a 100% undivided right, title and interest in the Property free and clear of all liens, charges, encumbrances, security interests and adverse claims except for the 2'/2% NSR in favour of the Optionor.

8.2.

if the Optionee, having the right to give notice to the Optionor under Section 8.1, fails to do so within the time provided, the Optionor \vill give the Optionee notice of such failure and the date on or before which the Optionee must give notice to the Optionor under Section 8.1, to exercise the

Option. The Option will be extended to the date which is 30 days after receipt by the Optionee of such notice from the Optionor.

9.0

TERMINATION

9.1.

The parties acknowledge and agree that, subject to the Optionee being obligated to complete the First Year Commitments the Optionee has the right and option but not the obligation to make each of the payments referred to in Section 5.1.1; to issue the Shares referred to in Section 5.1.2, and to incur the Expenditures referred to in Sections 5.1.3 and neither anything which the Optionee might do nor any payment which it makes, issuance of Shares that it completes or Expenditure which it incurs will obligate it to do anything more or to make any further payment, issue any further Shares, or incur any further Expenditures.

9.2.

At any time the Optionee may, subject to having fulfilled the First Year Commitments let the Option lapse by notice to the Optionor, by failing to provide the Optionor with the notice and the payment referred to in Section 3.5, by not making a payment referred to in Section 5.1.1, by failing to issue any of the Shares referred to in 5.1.2 or by not incurring the Expenditures referred to in Section 5.1.3 whereupon, subject to Section 9.5, this Agreement shall terminate, provided Section 7.2 shall continue in full force and effect.

9.3.

If this Agreement is terminated pursuant to Section 9.2 the Optionee shall:

9.3.1. deliver to the Optionor duly executed transfers of the Property in favour of the Optionor, free and clear of all liens, charges, encumbrances, security interests or adverse claims arising from the activities of the Optionee on the Property, each mineral claim then comprised in the Property to be in good standing for at least 12 months;

9.3.2.

within 180 days deliver to the Optionor copies of all of the non-interpretative reports, maps, plans, photographs and drill logs of the Optionee relating to the Property, provided that the Optionee does not make any representation or warranty concerning the accuracy or completeness thereof;

9.3.3. within the said 180 days remove from the Property any machinery, buildings, structures, facilities, equipment and all other property of every nature and description erected, placed or situated thereon by the Optionee; any property not so removed at the end of the 180 day period shall at the option of the Optionor become the property of the Optionor; and

9.3.4. within the said 180 days leave the working and camp site in a clean and environmentally acceptable condition.

9.4.

If the Optionee is prevented from or delayed in performing its obligations in Sections 9.3.3 or 9.3.4 by Force Majeure, the relevant period of 180 days referred to therein shall be extended by the period of Force Majeure.

9.5.

Neither party will be in default of any of its obligations under this Agreement or deprived of any of its rights hereunder until notice of the alleged default has been given to the other party and such default has not been remedied or such other party has not in good faith commenced to take action to remedy such default within 30 days after the receipt of such notice and has not diligently proceeded with such remedying.

10.0

ASSIGNMENT BY OPTIONEE

10.1.

The Optionee may not assign the Option and its rights under this Agreement without the written consent of the Optionor, such consent not to be unreasonably withheld.

11.0

RESTRICTION ON ASSIGNMENT BY OPTIONOR

11.1.

Prior to exercise of the Option, the Optionor shall not sell, assign, transfer, convey or otherwise dispose of or deal with any or all of its rights and interests in whole or in part in or with respect to the Property or under or by virtue of this Agreement except in accordance with the provisions of this Article 11.

11.2.

If the Optionor should desire to sell all or any portion of its interest in the Property they shall first offer same to the Optionee. Any such offer shall provide for a closing date at least 60 days from the date of notice of the offer being made. The Optionee shall have a 30 day period to elect whether to purchase the offered interest. Upon the expiry of the 30 day period the Optionor shall be free to dispose of the offered interest to the extent not committed to be purchased by the Optionee to any third party for a period of 180 days and on terms no less favourable to the Optionor than was offered to the Optionee. If no sale of the offered interest is consummated within the aforesaid 180 day period, it shall thereafter again become subject to the right of the first refusal contemplated hereby.

12.0

NOTICES

12.1.

All notices and other required communications ("Notices") to one of the Optionee or the Optionor by the other shall be in writing and shall be addressed respectively as follows:

If to the Optionor:

Gerald W. Baughman

P.0 Box 18127

Reno, Nevada

89511, U.S.A.

If to the Optionee:

Quicksilver Ventures (Nevada) Inc.

Suite 1204-700 West Pender Street

Vancouver, B.C.

V6C 1G8

Telecopier: (604) 683-8194

Attention: President and CEO

All Notices shall be given (1) by personal delivery to the addressee, or (2) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or by commercial carrier or (3) by registered or certified mail return receipt requested, or commercial carrier. All Notices shall be effective and shall be deemed delivered (1) if by personal delivery on the date of delivery if delivered during normal business hours and, if not delivered during normal business hours, on the next business day following delivery, (2) if by electronic communication on the next business day following receipt of the electronic communication, and (3) if solely by mail or commercial carrier on the next business day after actual receipt. A party may change its address by Notice to the other party.

12.2.

All payments by the Optionee to the Optionor under this Agreement shall be well and sufficiently made if a cheque payable to the Optionor in Canadian funds is sent by mail, postage prepaid, or deposited with a commercial carrier, and addressed to the Optionor at its address for notices on or before the date on which such payment is to be made for the amount of the payment. If from time to time the Optionee mails a cheque to the Optionor, or deposits a cheque with a commercial carrier, in payment of an amount under this Agreement but not within the time specified by such payment, the Optionee will be deemed to have made the payment within the specified time and this Agreement including the Option will continue in full force and effect provided that, if the Optionor gives written notice to the Optionee that such payment has not been made, such cheque is mailed by the Optionee within 30 days of receipt of such notice.

13.0

REPRESENTATIONS AND WARRANTIES

13.1

The Optionor covenants, represents and warrants, which covenants, representations and warranties shall survive termination of this Agreement, that:

(a)

the mining claims comprising the Property were properly located in accordance with applicable Federal and state laws and regulations;

(b)

all assessment work requirements for the mining claims have been performed and all filings and recordings of proof of performance have been made properly and all Federal annual unpatented mining claim maintenance and rental fees have been paid properly and timely;

(c)

the mining claims are in good standing and the Optionor has good title to and owns the entire undivided legal and equitable interest in the claims, subject to the paramount title of the United States and other matters of title disclosed in this Agreement;

(d)

The Optionor has good right and full power to lease and to convey the interests described in this Agreement;

(e)

the claims are free and clear of all liens, claims, encumbrances, production royalties and security interests, except as otherwise provided in this Agreement;

(f)

The Optionor shall not commit any act or acts which will encumber or cause a lien to be placed on the claims;

(g)

The Optionor will defend title to the claims consistent with these representations and warranties.

(h)

there are not any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, against or affecting the Optionor that relates to or has an adverse effect on the Property;

(i)

the execution and delivery of this Agreement and the exercise by the Optionee of the rights granted to it under this Agreement will not conflict with or be in contravention of any law, regulation or order of any government, government department or other competent authority including Ministerial orders and Orders-in-Council or conflict with rights of third parties or result in a breach of or default under any agreement or other instrument of obligation to which either of the Optionor is a party or by which the Optionor or the Property may be bound;

(j)

this Agreement constitutes a legal, valid and binding obligation of the Optionor;

13.2

The Optionor makes no representation or warranty concerning the discovery or presence of valuable minerals on the unpatented mining claims which comprise all or a portion of the Property.

13.3

The Optionee represents and warrants to the Optionor that:

(a)

the execution and delivery of this Agreement and the exercise by the Optionee of the rights granted to it under this Agreement will not conflict with or result in a breach of or default under any agreement or other instrument of obligation to which the Optionee is a party or by which it may be bound; and

(b)

this Agreement constitutes a legal, valid and binding obligation of the Optionee.

 13.4

The representations and warranties contained in Section 13.1 are provided for the exclusive benefit of the Optionee and a breach of any one or more of them may be waived by the Optionee in writing in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

 13.5

The representations and warranties contained in Section 13.2 and 13.3 are provided for the exclusive benefit of the Optionor and a breach of any one or more of them may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

14.0

AREA OF INTEREST

14.1.

If at any time during the subsistence of the Option the Optionor or the Optionee ( herein referred to as the "Acquiring Party") stakes any mineral claim located wholly or partly within the Area of Interest the Acquiring Party shall forthwith give notice to the other party(the "Other Party") of that staking, the cost thereof and all details in possession of the Acquiring Party with respect to the nature of the Acquired Rights and the known mineralization.

14.2.

The Other Party may, within 30 days of receipt of the Acquiring Party's notice, elect, by notice to the Other Party to require that the Acquired Rights and the right or interest acquired be included in and thereafter form part of the Property for all purposes of this Agreement.

14.3.

If the Other Party does not make the election aforesaid within that period of 30 days, the Acquired Rights shall not form part of the Property and the Acquiring Party shall be solely entitled thereto.

14.4

Any unpatented mining claims that are surrendered by the Optionee that would otherwise have been included in the Area of Interest but for such surrender, will no longer be included in the Area of Interest if such unpatented mining claims are subsequently amended or relocated by the Optionor.

15.0

MISCELLANEOUS

15.1

Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of Nevada.

15.2.

Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the Optionee and the Optionor with respect to the Property and constitutes the entire agreement between the parties with respect to the Property.

15.3.

Recording. This Agreement shall not be recorded. However, the parties agree to execute and record where appropriate in offices of public record in the State of Nevada a notice of this Agreement in the applicable form hereto to provide notice to third parties of the Option and of the respective rights and interests of the parties in and to the Property.

15.4. Void or Invalid Provision. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be affected, impaired or invalidated thereby.

15.5.

Additional Documents. The parties shall do and perform all such acts and things, and execute all such deeds, documents and writings, and give all such assurances, as may be necessary to give effect to this Agreement.

15.6.

Binding Effect. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXHIBIT "A"

To the FRI Property Option Agreement dated May 31, 2005

The Property referred to in the Agreement that this exhibit is attached to, consists of 30 full-size unpatented claims named Wind 1-22 and Wind 37-44 located in Nye County in the Mt. Diablo Meridian, Township 7N, Range 39E, Sections 22, 23, 26, and 27. It is depicted in the map below.

2

EXHIBIT "B"

To the FRI Property Option Agreement dated May 31, 2005
NET SMELTER RETURNS ROYALTY

1.

Definitions - For the purpose of this EXHIBIT, "Agreement" shall mean the FRI Property Option Agreement to which this Exhibit is attached, "Owner" shall mean the party or parties paying a percentage of Net Smelter Returns pursuant to the Agreement. "Holder" shall mean the party or parties receiving a percentage of Net Smelter Returns pursuant to the Agreement and other capitalized terms shall have the meanings assigned to them in the Agreement.

2.

Net Smelter Returns – For the purpose hereof, the term "Net Smelter Returns" shall, subject to paragraphs 3, 4, 5, and 6 below, mean gross revenues received from the sale by the Owner of all ore mined from the Property and from the sale by the Owner of concentrate, dore, metal and products derived from ore mined from the Property, after deduction of the following:

(a)

all smelting and refining costs, sampling, assaying and treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser (including price participation charges by smelters and/or refiners); and

(b)

costs of handling, transporting, securing and insuring dore, metal and concentrates from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment, and in the case of gold or silver concentrates, security costs; and

(c)

ad valorem taxes and taxes based upon sales or production, but not income taxes; and

(d)

marketing costs, including sales commissions, incurred in selling ore mined from the Property and from concentrate, dore, metal and products derived from ore mined from the Property.

3.

Non-Arm's Length Revenue – Where revenue otherwise to be included under this Exhibit is received by the Owner in a transaction with a party with whom it is not dealing at arm's length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

4.

Non-Arm's Length Costs – Where a cost otherwise deductible under this Exhibit is incurred by the Owner in a transaction with a party with whom it is not dealing at arm's length, the cost to be deducted shall be the fair market cost under the circumstances and at the time of the transaction.

3

5.

Currency – The currency of the United States shall be used for the purposes of calculating Net Smelter Returns.

6.

Hedging – The Owner may, but shall not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering all or part of production from the Property and, except in the case where products are actually delivered and a sale is actually consummated under such price protection or speculative transactions, none of the revenues, costs, profits or losses from such transactions shall be taken into account in calculating Net Smelter Returns or any interest therein.

7.

Commingling – If the Property is brought into commercial production, it may be operated as a single operation with other mining properties owned by third parties or in which the Owner has an interest, in which event, the parties agree that (notwithstanding separate ownership thereof) ores mined from the mining properties (including the Property) may be blended at the time of mining or at any time thereafter, provided, however, that the respective mining properties shall bear and have allocated to them their proportionate part of costs described in paragraphs 2(a) to 2(d) above incurred relating to the single operation, and shall have allocated to each of them the proportionate part of the revenues earned relating to such single operation. In making any such allocation, effect shall be given to the tonnages and location of ore and other material mined and beneficiated and the characteristics of such material including the metal content of ore removed from, and to any special charges relating particularly to ore, concentrates or other products or the treatment thereof derived from, any of such mining properties. The Owner shall, at least 60 days prior to the commencement of commingling of ore mined from another property, deliver to the Holder a detailed description of the proposed commingling plan and the procedures by which the Owner intends to determine the respective outturn of minerals from ores mined from the Property and the other property or properties.

8.

Sampling – The Owner shall ensure that highest and best practises and procedures utilized in the precious metals mining industry in Nevada are adopted and employed for weighing, determining moisture content, sampling and assaying and determining recovery factors.

9.

NSR Interest – The Net Smelter Return interest is two and one-half percent (2.5%) of Net Smelter Returns.

10.

Payments – Payments of a percentage of Net Smelter Returns shall be made to the Holder within thirty (30) days-after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Owner. All such payments shall be made in U.S. dollars.

11.

Calculations – After the year in which commercial production is commenced on the Property, the Holder receiving a percentage of Net Smelter Returns from the Owner shall be provided annually on or before April 1 with a copy of the calculation of Net Smelter Returns, determined in accordance with this Exhibit, for the preceding calendar year, certified correct by the Owner.

12.

Audits – The Owner shall cause the Net Smelter Returns and, the records relating thereto to be audited within the first quarter of each calendar year by a national firm of chartered

4

accountants designated and paid by the Owner (which may be the auditor of the Owner) and:

(a)

copies of the audited reports shall be delivered to the Holder and the Owner by the chartered accounting firm;

(b)

either party shall have six (6) months after receipt of any audited report to object thereto in writing to the other party, and failing such objection, such report shall be deemed correct; and

(c)

in the event of a reaudit, all costs relating to such reaudit shall be paid by the Owner (if the original audit is found in error by a margin of 10% or more) or the Holder (if the original audit is found to be correct) and the Holder requested the reaudit.

13.

Rights of Parties – The right to receive a percentage of Net Smelter Returns from the Owner as and when due is and shall be deemed to be a covenant which runs with the title to the unpatented mining claims. Furthermore, the right to receive a percentage of Net Smelter Returns by the Holder from the Owner as and when due shall not be deemed to constitute the Owner the partner, agent or legal representative of the Holder or to create any fiduciary relationship between them for any purpose whatsoever.

14.

Operations – The Owner shall be entitled to:

(a)

Make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate, (lore, metal and products produced from the Property (for example, without limitation, the decision to process by heap leaching rather than conventional milling);

(b)

Make all decisions relating to sales of such ore, concentrate, dore, metal and products produced provided, however, that subject to paragraph 10 herein royalty payments are owing to the Holder upon the outturn of minerals at the smelter, refinery or other place of treatment; and

(c)

Make all decisions concerning temporary or long-term cessation of operations.

15.

Reacquisitions – Notwithstanding the provisions of paragraph 14 of this Exhibit, if the Owner relinquishes, drops, abandons or allows any portion of the Property to lapse and subsequently reacquires a direct or indirect beneficial interest with respect to such portion of the Property, then such portion of the Property will once again be subject to the obligation to pay Net Smelter Returns.

Annual Reports – Within one hundred and twenty (120) days following the end of each calendar year, the Owner shall provide the Holder with an annual report of all activities and operations conducted upon or with respect to the Property during the preceding calendar year, together with description of activities and operations anticipated during the current year (including estimates).